Exhibit 99.1

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SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

EVENT DATE/TIME: DECEMBER 10, 2013 / 10:00PM GMT

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Elizabeth Sharp Smith & Wesson Holding Corp - VP IR

James Debney Smith & Wesson Holding Corp - President and CEO

Jeff Buchanan Smith & Wesson Holding Corp - CFO

CONFERENCE CALL PARTICIPANTS

Andrea James Dougherty and Company - Analyst

Reed Anderson Northland Securities - Analyst

Cai von Rumohr Cowen and Company - Analyst

Scott Stember Sidoti & Company - Analyst

Chris Krueger Lake Street Capital Markets - Analyst

Unidentified Participant Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second-quarter 2014 Smith & Wesson Holding Corporation earnings conference call. My name is Glenn and I will be your operator for today. Later, we will conduct a question and answer session.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today, Miss Elizabeth Sharp. Please proceed.

Elizabeth Sharp - Smith & Wesson Holding Corp - VP IR

Thank you and good afternoon. Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding net sales, margins, expenses, earnings per share, non-GAAP EBITDA, and production days for future periods, our product development, initiatives, objectives, and strategies, market demand for our products and growth trends.

Our forward-looking statements represent our current judgment about the future and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K, and 10-Q. You can find those documents as well as a replay of this call on our website at Smith-Wesson.com.

Today’s call contains time sensitive information that is accurate only as of this time and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First we reference non-GAAP adjusted EBITDAS. Note that the reconciliations of GAAP net income to non-GAAP adjusted EBITDAS and estimated GAAP income from continuing operations to estimated non-GAAP adjusted EBITDAS can be found in today’s 8-K filing as well as today’s earnings press release, which are posted to our website. Also when we reference EPS we’re always referencing diluted EPS.

Finally, please note that this call references only our continuing operations. For the results of our discontinued operations, please refer to our 10-Q for the period ended October 31, 2013, which was filed this afternoon. I will now turn the call over to James Debney, President and CEO of Smith & Wesson.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

James Debney - Smith & Wesson Holding Corp - President and CEO

Thank you, Liz. Good afternoon and thanks for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call Jeff will provide a recap of our financial performance as well as our third-quarter and our fiscal 2014 outlook.

Our results for the second quarter reflected the successful ongoing execution of our growth strategy. By maintaining our focus on increasing market share of our M&P polymer pistol family, we delivered substantial handgun revenue growth, and significant expansion of our gross margins.

The second quarter demonstrated that the strategic direction we have chosen delivers results. We believe that our strategy provides operational flexibility when dealing with shifting market dynamics so that we can continue to take market share and deliver value for our stockholders.

Now let me provide some of our highlights from the second quarter. Overall, our sales grew 2% versus the year-ago quarter. Excluding Walther products, our sales grew 9.2%. This is a positive result relative to adjusted NICS background checks, which were roughly flat over the same period. We delivered gross margins of 41.6%, more than 6 points higher than last year. Robust gross margins helped us exceed the high end of our second-quarter EPS guidance.

Our favorable results in both sales and gross margin are even more notable given the fact that we experienced disruptions in the quarter from our ERP conversion as noted on our last call. While inventories still remain low for our M&P Shield, our M&P 15 sport rifles, our SDVE polymer pistols, our Bodyguard 380, and all of our revolvers, we think that channel inventory levels have largely been replenished, especially in the most modern sporting rifle categories.

We made the very important strategic decision to convert our Houlton, Maine facility to a state-of-the-art precision machining center. This substantial investment will increase capacity to support growth, enhance efficiency, reduce manufacturing costs, and lower overall operational risk. We continue to invest in our new ERP system, which will allow us to more effectively scale our business and enhance our performance. We moved through the most challenging phases of the conversion process in Q2 and we are beginning to experience improved functionality in our system.

Finally, we continue to focus on returning value to our stockholders with the completion of $100 million stock buyback and the announcement of an expanded stock buyback plan. With that, I’ll ask Jeff to review the financial results.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Thank you, James. Revenue for the second quarter was $139.3 million, as compared with $136.6 million for the comparable quarter last year. I would note that last year included $9.7 million in Walther revenue. On a sequential basis, revenue declined from Q1 as usual because of our annual two-week summer shutdown and also because of the previously discussed ERP go-live issues, which caused downtime and delays in manufacturing and shipping. As James noted, we believe the most challenging part of that implementation is behind us now.

Gross margins continued to expand and were 41.6% in the quarter, as compared with 35.5% last year. This is the second quarter in a row with gross margins in excess of 40%. In fact, gross margins for the first six months are 42.1%. We are especially pleased by these numbers considering the ERP interruptions that we had this quarter. The gross margin percentage improvements have primarily resulted from favorable product mix, absorption and manufacturing efficiencies, as well as the absence of Walther sales.

In the quarter, operating expenses were $29.2 million or 20.9% of revenue, versus last year’s $21.8 million or 16% of revenue. Nearly $4 million of those operating expenses were one-time costs relating to our ERP conversion, without which operating expenses would have been 18.2% of revenue. Operating margin in the second quarter was 20.7%, compared to 19.5% in the prior year. Without one-time ERP costs, operating margin would have been 23.5%.

Net income in Q2 was $17.1 million or an EPS of $0.28, which is above the high end of our guidance range. This compares with EPS in the year-ago quarter of $0.24. Non-GAAP adjusted EBITDAS in Q2 was $36.9 million, compared with $32 million in the year-ago period. Non-GAAP adjusted EBITDAS for the first six months was $92.1 million, an increase of $24 million or 35% over the prior year.

In the second quarter operating cash flow was $5 million and capital spending was $14.1 million, resulting in free cash outflow of $9.1 million. For the first six months operating cash flow was $24 million and capital spending was $26.1 million. We will continue to expend capital at a higher than normal rate in fiscal ‘14 for capacity increases and infrastructure improvements. We now estimate the capital expenditures in fiscal ‘14 will approximate $60 million. Included in that total is our recent decision to optimize our Houlton facility and expand our machining capacity.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Turning to the balance sheet, we ended the quarter with $52.9 million in cash, no borrowings on our line of credit, and $100 million of outstanding bonds. Our inventory increased about $11 million as compared with the prior year, primarily in finished goods and finished parts. This occurred for two reasons. As noted before, we had shipping issues associated with our ERP conversion and we had not fully caught up on those delays by the end of the quarter. In addition, and more importantly we have intentionally worked to build inventory levels so that we can be more flexible and responsive to order demand.

Since December 2012, we have repurchased approximately 11.1 million shares of our common stock at an average price of $10.79, for a total stock buyback of $120 million and a total reduction in flow to nearly 17%. We currently have another $15 million buyback authorized, which will be permitted to commence after the full dissemination of the financial results that we are announcing today.

With respect to cash deployment, our approach is to first invest in our own Company. To the degree that we believe we have excess cash beyond those needs, we then assess whether a stock buyback or the payment of the dividend is most beneficial to stockholders. Based on our current valuation we believe that buying our stock is the best use of excess cash at this time. And with that, I will turn the call back over to James for a discussion of our operational results.

James Debney - Smith & Wesson Holding Corp - President and CEO

Thank you, Jeff. As I stated earlier, overall growth in firearm sales was positive in the quarter, and our Smith & Wesson handguns delivered strong growth of more than 27% year over year, primarily due to sales of our M&P polymer pistols.

Here are some of the comparable data points from the quarter, all of which exclude Walther sales. Our total firearm unit sales into the domestic consumer channel increased nearly 12% for our fiscal second quarter on a year-over-year basis. This compares favorably to adjusted NICS for the same period, which was essentially flat. Moreover, this growth was achieved despite the impact of our ERP conversion.

In terms of dollars, total sales into our domestic consumer channel during the second quarter were $123.3 million, which is about 11% higher than last year. Within our long gun category, a 10% year-over-year decline was driven by constrained bolt-action rifle sales resulting from a recall we initiated six months ago, and a reduction in sales of our rimfire and modern sporting rifles. Sales into our professional channel were $14.3 million, a decrease of about 6% versus the comparable quarter last year, primarily due to lower international sales.

Turning now to NICS background checks, the November adjusted NICS results came out last week and not surprisingly they marked a decline. That decline was 14% on a year-over-year basis. Last year’s NICS numbers were extraordinarily high but we expected negative year-over-year comps, and we expect those negative comps will continue until April or May of next year.

Despite the decline we believe there is good news in the numbers. First, adjusted NICS background checks in November of this year were over 1.3 million. That’s represents the second highest November on record. Moreover, Black Friday of this year was the sixth highest single day for unadjusted NICS checks since that measure began in 1998. As was the case last year, the data suggests to us that firearms have now taken their place among the basket of mainstream, durable goods that consumers look to purchase on Black Friday.

Second, the long-term NICS trend remains positive, as evidenced by November adjusted NICS growth of approximately 19% versus November two years ago. Lastly, and most notably, the NICS pattern continues to follow normal seasonality. This is the fourth month of sequential increases in NICS. Very importantly, our approach is not simply to react to the market but to manage our business for the long term in a way that gives us the ability to take market share over time, independent of whether or not the market is growing or shrinking.

Now turning to operations. Our results for the second quarter were a success on several levels. First, we made tremendous progress on our ERP conversion, an important step in our strategic plan to optimize our business. This new ERP system will be important in maintaining visibility and optimizing scalability for our business going forward.

But as many of you know, ERP conversions are complex and challenging and ours is no exception. Production and shipping were negatively impacted by several days in the quarter. However, through the dedication of our Smith & Wesson team and the capable professionals at SAP and IBM, we were able to work through the conversion challenges and still deliver gross margins of 41.6%, as well as quarterly EPS results that significantly exceeded the upper end of our guidance.

We took steps in the quarter designed to further improve our operating efficiencies and reduce costs in the future. For example, we made the decision to invest significantly in reconfiguring our Houlton, Maine facility to transform that location into a highly efficient, dedicated state-of-the-art machining center. We will install the same high-tech CNC capability that we currently use at our Springfield facility. At the same time we will consolidate all other Houlton operations into Springfield, leveraging our capabilities in that location as well.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

This move continues to optimize our existing footprint; by installing the latest machining technology and dedicating the entire Houlton facility to high-volume component production, we can increase capacity to enable further growth, improve costs and efficiencies, and lower risks across our supply chain, all without building a new facility.

In conclusion we continue to believe that our industry is in the midst of an underlying, long-term growth trend. And our objective is to grow faster than the market. We will do this by continuing to invest in marketing initiatives that communicate directly with the consumer and raise product and brand awareness, bring to market innovative new products that meet the needs, wants, and desires of a growing and diverse base of responsible firearm users, add flexible capacity, both internally and externally, particularly seeking vertical integration opportunities to maintain or improve gross margins, and improve the processes we use to operate our business and distribute our products in the marketplace. All of these initiatives are designed to support our primary goal of taking market share from our competitors with the M&P polymer pistol family. And with that, I will ask Jeff to provide our financial outlook.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Thanks, James. We estimate that our third-quarter revenue will be between $140 million and $145 million. It is important to note that last year’s Q3 sales of Walther products were $12.7 million, thus at the midpoint, and excluding Walther, we are estimating growth of 15% over Q3 of the prior year, even though we anticipate that year-over-year NICS checks will be significantly down from last year’s peak levels.

We anticipate third-quarter EPS of between $0.28 and $0.30. Included in that EPS estimate is approximately $1.5 million of additional nonrecurring ERP costs. As we have noted in the past we expect to have 57 shipping days in Q3. But as we are no longer capacity constrained in certain products such as modern sporting rifles, this metric of production days each quarter will not be as important moving forward.

For the full year we are maintaining our fiscal 2014 estimate of revenue at between $610 million and $620 million, and EPS of between $1.30 and $1.35. At the midpoint this would be an annual growth rate in non-Walther revenue approaching 13% and an expected gross margin for the fiscal year in excess of 40%. The Q3 estimate is based on a fully diluted weighted average share count of 57.5 million shares, and for the year it’s based on a fully diluted weighted average share count of 60.9 million shares. Our tax rate is stable at 36%. James?

James Debney - Smith & Wesson Holding Corp - President and CEO

Thanks, Jeff. Operator, I’d like to open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Andrea James, Dougherty and Company.

Andrea James - Dougherty and Company - Analyst

Thank you so much for taking my questions. Congratulations on the great performance. The gross margins really outperformed in the quarter and you had talked about — you said it was due to the absence of the Walther sales and manufacturing efficiencies, but I was wondering if you could just give us a little bit more detail and let us know if you expect that to carry forward?

James Debney - Smith & Wesson Holding Corp - President and CEO

Well, I think the biggest indicator of what’s driving our gross margins comes from our comments on product mix and our strategic growth focus, which is the M&P polymer pistol, which as we said in the prepared remarks is the primary driver of our revenue growth in the quarter. So I think that gives you an indication. And that’s something we’ve been focused on for the last 10 plus quarters.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Andrea James - Dougherty and Company - Analyst

Thank you for that.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

And for the year we said that we expect the gross margin to be in excess of 40%.

Andrea James - Dougherty and Company - Analyst

On average, which means it might trend down a little bit in the back half though you think, maybe?

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

I’ll let you make those calculations.

Andrea James - Dougherty and Company - Analyst

Okay. Thank you. And then it sounds like you’re not going to be — you said you’re not going to be production constrained, so the number of manufacturing days — your revenue per manufacturing day I think it maxed out around $2.8 million and it sounds like that might that metric isn’t as important going forward. Is that what you’re saying?

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Yes. Because before every product, every SKU was at maximum capacity with the possible exception of bolt-action hunting rifles which are a very small part of our sales. But —

James Debney - Smith & Wesson Holding Corp - President and CEO

Remember the comment is really focused on modern sporting rifles. And as we’ve called out in our prepared remarks we’ve seen some softness in our M&P15-22, so our rimfire, and what we believe we’re going to see is softness of that product going forward. But some softness as well in centerfire modern sporting rifles as well, and that’s all built into our guidance.

Andrea James - Dougherty and Company - Analyst

Thank you. And switching directions a little bit I know you guys are very focused on the consumer market, but there’s been some chatter about the Defense Department having a sidearm upgrade. That would require many new units over a multiyear period, and I was wondering if that is an opportunity for you guys?

James Debney - Smith & Wesson Holding Corp - President and CEO

It certainly an opportunity. It’s not a huge number of units. Let’s say it’s approximately 500,000 units. But we’re very interested in it. Of course we would want to serve the US military and be the provider of their sidearm. That would be a fantastic endorsement of our M&P polymer pistol, and a wonderful marketing opportunity for us going forward.

Andrea James - Dougherty and Company - Analyst

Thank you very much.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

Reed Anderson, Northland Securities.

Reed Anderson - Northland Securities - Analyst

Let me also add my congratulations.

James Debney - Smith & Wesson Holding Corp - President and CEO

Thanks, Reed.

Reed Anderson - Northland Securities - Analyst

James, I think you commented in your prepared remarks that you’re seeing inventory levels normalizing now at retail and wholesale it sounds like. Curious if you’re sensing or planning that you might have to do more at the promotional level at retail to help, or as the NICS numbers — I’m not seeing that today. It’s not really in the marketplace, at least in this category overall.

But I’m curious your thoughts as you enter the next six months where you will have the tougher compares and what you might be thinking about from a promotion standpoint?

James Debney - Smith & Wesson Holding Corp - President and CEO

Certainly inventory of certain products is replenished, I would definitely say that. But as we called out in the prepared remarks, we had a significant number of products that we have not seen being replenished in the channel at all. Some of those — most of those products for example really meet the needs, wants, and desires of the consumer when it comes to personal protection. So definitely that’s still a very, very strong trend with the consumer, so I wouldn’t anticipate seeing much promotional activity there. But certainly you may see activity certainly at retail in terms of promotions for modern sporting rifles and certain types of hunting rifles for example.

Reed Anderson - Northland Securities - Analyst

Okay. Makes sense. And then also you’ve done a great job the last couple years really getting the new product engine consistently kicking out exciting items and upgrades and so forth. As we look into next year, any reason to think that that’s sort of — maybe there’s not something revolutionary but you don’t continue down that path, and any thoughts that you have on new product would be helpful.

James Debney - Smith & Wesson Holding Corp - President and CEO

We’ll continue to execute our new product strategy. We totally understand that the consumer has a desire for new products and we have the strongest brands, so we always want to be in a position where we’re delighting and exciting those consumers with new products. Obviously we never disclose anything, but you know that we have we said before we have a very robust new product pipeline.

But we’re also very strategic with the pipeline. We don’t just launch products opportunistically. We want to make sure that the timing is right and strike the right balance with the existing product portfolio, which is very, very strong. There’s always a risk that you just cannibalize if you’re not careful. But again, our primary goal is take share and we know core to that is launching exciting new products.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Reed Anderson - Northland Securities - Analyst

Great. And one more question, maybe it’s for Jeff or maybe not. But just in terms of capital, because this is as you articulated, this is a big year of investment and you’ve got a lot of things that will come to fruition or get finalized this year in that regard. I presume — I know you don’t want to put a number out there yet, but logic would suggest that in ‘15 it’s a much — it’s a definitely lower capital-investment type of number.

And I’m just curious if there’s projects that we’re not thinking of or other big investments you could make. Just trying to get a sense because you’re generating so much free cash and I think you’re doing a great job of deploying that to return value to shareholders, but want to get a sense of what that looks like even out a year?

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Right. Well, last quarter we had our CapEx for this year pegged at $50 million and we raised it to $60 million. So we actually brought in some capital that would have been done in the following year, so I think it’s safe to assume that capital is going to go down in the following year. It’s probably too far out to give a forecast on what we think it would actually be.

But we are in a period as you say right now focusing on not only increasing our capacity but increasing our flexibility so that we can quickly change the product mix if it’s necessary. We’re focusing on infrastructure improvements so that we can continue to understand what’s happening in the business, get efficiencies, improve the gross margin if at all possible. James, do you —

James Debney - Smith & Wesson Holding Corp - President and CEO

Vertical integration opportunities are big for us as well. We do see a number of initiatives there that we could deploy that we believe certainly would maintain our gross margins if not improve our gross margins. And obviously all of those would take capital as well.

We have the luxury that we’ve created ourselves of making our capital expenditure when it comes to capacity very low risk. Most of you already know we have an outsourcing initiative, so from time to time we have to eat some of that outsourced capacity because we don’t want it to get too big and become a risk to our supply chain. That makes our capital expenditures, when it comes to capacity and flexibility as Jeff described, very low risk. But again we always be very cautious. It’s a precious resource and we’ll always use it wisely.

Reed Anderson - Northland Securities - Analyst

That’s very helpful. I really appreciate it. I will let somebody else jump in. Best of luck.

Operator

Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Good quarter.

James Debney - Smith & Wesson Holding Corp - President and CEO

Thanks.

Cai von Rumohr - Cowen and Company - Analyst

So you mentioned a couple of disruptions. ERP disruption to shipping, Thompson recall, and your professional sales were down. Could you comment on the size of the impact of the first two, the ERP shipping impact and the Thompson recall?

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Well, I think I would probably stand by the comments that we gave last time. Last time, we indicated the number of shipping days, and I think Andrea had asked me a question, if that could like fairly be construed to be $15 million to $20 million. And it’s a guess, but I think it’s probably the best guess we had.

Really as James mentioned, the demand and the channel inventories have built and demand is soft and obviously for things like modern sporting rifles, but that really is a more recent phenomenon that is occurring more in the September, October timeframe. And we were pretty much not shipping in August. So we clearly not only couldn’t ship, but we missed revenue probably as a result of that. So —

Cai von Rumohr - Cowen and Company - Analyst

Right. The reason I’m asking is your inventories were up more than normal, you’re up $13 million in the quarter. Is that all of that — is that basically you couldn’t ship because of ERP? Is it mix?

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

The inventory was up as I said for a couple reasons. One is, one of the ERP disruptions we had was shipping. We didn’t have as much disruption from manufacturing like machining manufacturing as we did from shipping, so we were having a hard time catching up. Like in addition and I’ll let James talk about this because as a consumer product Company, we need to actually have finished goods inventory.

James Debney - Smith & Wesson Holding Corp - President and CEO

My comments are really about the inventory. The inventory that we built we view as a good thing. It will help us increase our service levels to our customers. Something as you go through periods where you are very capacity constrained is difficult to provide good service levels, so remember we’ve been effectively operating with minimal inventory, working inventory, so you could say effectively zero inventory in some ways.

So now we’ve built some inventory. We see that as a good thing, and it also helps us drive more efficiencies back into the plant as our scheduling changes, reduce a lot, and things calm down a bit and we can plan better.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Yes. And Cai, I think we’re still not building inventory at the factory in the products that are most in demand. And so you could see that inventory grow even more, because as James often says, we want to be in the situation where when someone orders a product we don’t have to go out and make it. We just deliver it.

Cai von Rumohr - Cowen and Company - Analyst

Got it. And then your professional sales were down. Was that just a timing issue or how should we think about that?

James Debney - Smith & Wesson Holding Corp - President and CEO

Really, what we’ve discussed before, very much a timing issue. You’ll always see a little bit of a roller coaster ride there. But it’s such a small part of the business, it’s not a concern.

Cai von Rumohr - Cowen and Company - Analyst

And you mentioned the softening in modern sporting rifles. How much of that is basically fundamental softening of demand and how much of that is inability to get ammo?

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

James Debney - Smith & Wesson Holding Corp - President and CEO

Certainly when it comes to the rimfire, I would say it’s a bit of both. We can’t quite put our finger on it obviously, but certainly the lack of 22 rimfire ammo is a factor for sure. Now, we obviously have no real time horizon when that situation may improve on the ammo front.

But to be perfectly honest, it was fully expected that we would see some softening of sales in modern sporting rifles overall following the period that we’ve just been through. We saw exactly the same thing in ‘08, ‘09, when that period of very strong demand weakened, modern sports sporting rifles were probably some of the softest products around. But I do go back and just emphasize that we have the top-tier brand and we have a very strong product portfolio. And a large chunk of that product portfolio has not been replenished in the channel.

Cai von Rumohr - Cowen and Company - Analyst

One of your competitors on their call recently mentioned that in the last downturn price cutting had been an issue and said that he didn’t expect it this time. What are you seeing on the pricing front?

James Debney - Smith & Wesson Holding Corp - President and CEO

Very little to be honest. We see more — we have seen some promotional activity, consumer rebates from certain competitors. But we’re not aware of a huge amount of activity there. I think we all have to remember that we’re heading into and are in some of the busiest months when it comes to NICS checks for example, which we all know are good proxy for sales. Promotional activity tends more to intensify itself I would say in the slower summer months.

Cai von Rumohr - Cowen and Company - Analyst

Got it. Okay. And last one, you mentioned you’re looking for share count of 57.5 million and 60 million now for the year, but your Q suggests that you had 55.9 million shares out currently. So 57.5 million assumes you don’t buy a single share with a fairly aggressive creep doesn’t it, that’s what it looks like.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

That’s exactly right. We have - we are not assuming that we’re buying any shares.

Cai von Rumohr - Cowen and Company - Analyst

Got it. Okay.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

We have a $15 million buyback as I said in the script. We will — we announced it during the quiet period so we’ll be able to actually buy once we have this earnings call.

Cai von Rumohr - Cowen and Company - Analyst

Got it.

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

But it’s not in our numbers.

Cai von Rumohr - Cowen and Company - Analyst

Got it.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

Scott Stember, Sidoti & Company.

Scott Stember - Sidoti & Company - Analyst

Maybe just talk about the guidance just so we could get a better framework of what’s happening. You had a very strong quarter and the guidance was essentially unchanged. Was there any function of modern sporting rifles maybe being a little bit softer than you expected or also combined with the additional costs related to the ERP system? Was there anything else going on?

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

It’s true that we had a strong quarter; the bottom line beat expectations and kept the EPS the same on the guidance. So part of that reason is that the ERP costs are higher than we expected. They’re running at a higher rate. In addition, we actually held back on some sales and marketing costs in Q2, pushed those into Q3 and Q4. And so it’s really those costs that caused us to keep EPS guidance at the same range.

Scott Stember - Sidoti & Company - Analyst

Great. And the softness that you referred to in the modern sporting rifle side, is that pretty much what you expected or is that maybe a little bit worse than expected?

James Debney - Smith & Wesson Holding Corp - President and CEO

No. That’s pretty much what we expected. It really is.

Scott Stember - Sidoti & Company - Analyst

Okay. And can you just remind us — you gave us the sales data for Walther and I know it was a significantly lower margin proposition for you, but maybe just give the magnitude of what is not going to be in the bottom line results for ‘14 by not having Walther in there, just so we have a framework for modeling for the years out?

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Let me see. I think it’s $41.6 million of revenue.

James Debney - Smith & Wesson Holding Corp - President and CEO

Revenue. We’ve never taken -

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Right. So I’ll state it a different way. Last year we had $41.6 million of Walther revenue that we don’t have in fiscal ‘14. And of course as we noted before, that was our lowest margin by revenue.

Scott Stember - Sidoti & Company - Analyst

Okay. Fair enough. Thank you so much.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

(Operator Instructions)

Chris Krueger, Lake Street Capital Markets.

Chris Krueger - Lake Street Capital Markets - Analyst

Following up on the last question as far as guidance, just simply looking at your revenue outlook, has your ability to work with your retailers and distributors and to forecast your sales, have you found ways to improve that? I know you’re about halfway through the quarter and you have a pretty good sense of what they’re low on and what you definitely can ship out in the next couple of months rollout? And on that same note, are retailers - when things all kind of normalize so to speak, do they intend to carry higher levels of inventory going forward than they maybe did a couple years ago just to be ready for the next leg up?

James Debney - Smith & Wesson Holding Corp - President and CEO

In terms of the inventory, I would say there’s overall I’m talking — I’m not just talking about Smith & Wesson here of all the collectors, manufactures, or brands I would say that most retailers are in a very healthy situation and intend to maintain it on the whole I would say.

Obviously you’re going to have some that are a little heavy on inventory compared to some others and they may look to reduce that over time. But when you’re dealing with a customer base that is in the thousands, it’s difficult obviously to really understand how each one of those is going to operate their business. What we do do in terms of inventory at retail is obviously monitor bigger boxes so we get a very good feel there with the big boxes. And we do sample the independents as well. And that helps us a lot in terms of understanding what’s happening at retail with regard to foot traffic and sales and where their inventory is and what they may be shorter than what they may be heavier on.

Chris Krueger - Lake Street Capital Markets - Analyst

Okay.

James Debney - Smith & Wesson Holding Corp - President and CEO

Chris, what was the first part of your question, sorry?

Chris Krueger - Lake Street Capital Markets - Analyst

Just generally speaking if you look out two to three months, are you better able to forecast what shipments you expect to go out versus maybe a few years ago? As far as having a confidence in like for the quarter guidance for instance?

James Debney - Smith & Wesson Holding Corp - President and CEO

Yes. The color I can give is we run a very rigorous sales and operations process here. It’s very in-depth. We’re pulling on lots of data points, including what that sampling for example I just mentioned at retail. But we have many other data points that we pull on as well from lagging some more leading ones as well. So that’s a rigorous process that we go through on a monthly basis, and then we see a lot of dynamic changes in the marketplace, we’ll even try and run it on a two weekly basis as well so that we’re making the right decisions for the future.

Chris Krueger - Lake Street Capital Markets - Analyst

Okay. Last question. I know your interest expense is just over $2 million. I could look this up but was that a full quarter of the $100 million in debt? And if so is that a good number to use for the next couple of quarters?

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan - Smith & Wesson Holding Corp - CFO

Yes. It’s going to actually be like closer to $1.8 million, $1.9 million. But $2 million is a good number to use.

Chris Krueger - Lake Street Capital Markets - Analyst

Alright, thanks. That’s all I’ve got.

Operator

Scott Hamann, KeyBanc Capital Markets.

Unidentified Participant Analyst

It’s actually Brett on for Scott. Piggybacking off of the last question, wonder if we could get some of your comments on what you’re seeing out in the distributor level, specifically what their appetite is for product as we start there this period of difficult comps?

James Debney - Smith & Wesson Holding Corp - President and CEO

Sorry. What was your question, what are distributor’s advertising in terms of product?

Unidentified Participant Analyst

I’m sorry. Distributor appetite in terms of product as we start to enter some of these comps.

James Debney - Smith & Wesson Holding Corp - President and CEO

Distributors appetite in terms of product.

Unidentified Participant Analyst

Yes.

James Debney - Smith & Wesson Holding Corp - President and CEO

Pretty much what I’ve described already. They have an appetite; where inventory hasn’t been replenished or they are seeing good sellthrough of the inventory, they’ll continue to buy. We said one area where we see softness is modern sporting rifles, both rimfire and centerfire, so you would expect that appetite to be lower there. We also though are in a good position because we have an opening price point product called the M&P 15 Sport, which we saw still doing very well in quarter two and we believe will still do well in the future.

But certainly products for the concealed carry still remain strong in the quarter, as I described in the prepared remarks, inventory is not replenished. And you have to remember that we have one of the hottest products out there at the moment, which is the M&P Shield in terms of 9 and 40, which is designed for concealed carry. So it’s very much a match with what the consumer wants. It is the consumer not be distributor who is the most powerful force out there. And it’s up to us as a consumer products Company to meet their needs, wants, and desires. And that’s why we have a very strong marketing team doing that every day.

Unidentified Participant Analyst

Thank you.

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DECEMBER 10, 2013 / 10:00PM GMT, SWHC - Q2 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

At this time, I will now turn the call over to Mr. James Debney for closing remarks.

James Debney - Smith & Wesson Holding Corp - President and CEO

Thank you, operator. I want to thank the entire Smith & Wesson team for overcoming some significant challenges this quarter and maintaining their focus on delivering results.

Before we close we have just a few up and coming events to mention. We look forward to participating in the US Army’s Industry Day for the modular handgun system coming up in December 18. In addition we’ll be at SHOT Show in Las Vegas in January where we look forward to sharing some exciting new product information.

On the investor front, we’ll be at the Cowen Investor Conference in New York on February 5, and the UBS Investor Conference in Boston the week of February 10. We also look forward to scheduling a number of analyst and investor days in the new year. On behalf of all of us at Smith & Wesson we wish you a happy and safe holiday season. Thank you for joining us and we look forward to speaking with you next quarter. Thank you, operator.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect, and have a great day.

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